Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

PITTSBURGH, October 30, 2012 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for third quarter 2012. The Bank recorded net income of $33.0 million. The Board of Directors declared a dividend of 0.43 percent annualized, payable on October 31, 2012. Also on that date, the Bank will repurchase approximately $300 million in members’ excess capital stock consistent with its practice last quarter.

“Our financial performance demonstrates continued forward progress, sustained ability to repurchase excess capital stock and pay dividends, and ongoing support for the Affordable Housing Program,” said Winthrop Watson, President and Chief Executive Officer.

Operating Results
For the third quarter of 2012, net income was $33.0 million, compared to $11.9 million in third quarter 2011. This increase was primarily driven by higher net interest income, gains on derivatives and hedging activities, and lower net other-than-temporary impairment (OTTI) credit losses, partially offset by higher other expenses. Net interest income was $50.0 million for third quarter 2012 compared to $37.5 million in third quarter 2011, an increase of $12.5 million. This increase was due to favorable funding costs and increased interest income related to advances, partially offset by lower interest income from investments and mortgage loans held for portfolio. Net gains on derivatives and hedging activities were $3.5 million in third quarter 2012 compared to a net loss of $(5.3) million in third quarter 2011, an increase of $8.8 million. Net OTTI credit losses on the private-label mortgage-backed securities (MBS) portfolio were $(186) thousand in third quarter 2012 compared to $(6.2) million for third quarter 2011. Partially offsetting these improvements, all other expense was $17.8 million for third quarter 2012, an increase from $12.2 million in third quarter 2011.

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter 2012 Results – page two

For the first nine months of 2012, net income was $78.0 million compared to $27.1 million for the same prior-year period, primarily due to higher net interest income, lower net OTTI credit losses, and gains on derivatives and hedging activities year-over-year, partially offset by higher other expenses in 2012 and the impact of a non-recurring gain on the sale of an investment security in 2011. Net interest income for the first nine months of 2012 was $142.1 million, an increase of $29.4 million from $112.7 million in the same prior-year period. This increase was due to favorable funding costs and increased prepayment fees on advances and interest income on advances, partially offset by lower interest income from investments and mortgage loans held for portfolio. Net OTTI credit losses on the private-label MBS portfolio were $(11.0) million for the first nine months of 2012 compared to $(37.5) million for the same year-ago period. Net gains on derivatives and hedging activities were $2.6 million for the first nine months of 2012 compared to a net loss of $(5.2) million for the first nine months of 2011, an increase of $7.8 million. Partially offsetting these improvements, all other expense increased to $52.7 million for the first nine months of 2012, from $44.2 million in the same period in 2011.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were
AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. Additionally, if delinquency and/or loss rates on mortgages and/or home equity loans increase, and/or there is a decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

Balance Sheet Highlights
At September 30, 2012, total assets were $60.1 billion, an increase of $8.1 billion from $52.0 billion at December 31, 2011. Advances totaled $37.7 billion at September 30, 2012, an increase of $7.1 billion compared to $30.6 billion at December 31, 2011. Demand for advances has increased steadily since fourth quarter 2011, primarily due to increased member liquidity needs from several large members and attractive advance rates relative to other wholesale funding sources.

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FHLBank Pittsburgh Reports Third Quarter 2012 Results – page three

Total capital at September 30, 2012 was $3.6 billion, down slightly from $3.7 billion at December 31, 2011. This decrease was primarily driven by excess capital stock repurchases in February, April and July 2012 and the reclassification of certain capital stock to mandatorily redeemable capital stock, partially offset by additional stock purchases from members to support advance activity, improvement in accumulated other comprehensive income (AOCI) and increased retained earnings.

Total AOCI improved to $28.4 million at September 30, 2012 from $(162.3) million at December 31, 2011. The primary reason for this improvement was that the portion of OTTI losses reported as noncredit losses in AOCI improved to $(7.2) million at September 30, 2012 from $(168.1) million at December 31, 2011. This improvement was due to price appreciation and paydowns on private-label MBS. Total retained earnings were $511.0 million at September 30, 2012, an increase of $75.7 million from $435.3 million at December 31, 2011. Total retained earnings at September 30, 2012 included $20.2 million of restricted retained earnings. At September 30, 2012, FHLBank Pittsburgh had total regulatory capital of $3.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 0.43 percent. The dividend will be calculated on stockholders’ average balances during the period July 1, 2012 to September 30, 2012 and credited to stockholders’ accounts on Wednesday, October 31, 2012. Also on that date, the Bank will repurchase approximately $300 million of members’ excess capital stock.

The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

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FHLBank Pittsburgh Reports Third Quarter 2012 Results – page four

Detailed financial information regarding the third quarter 2012 results will be available in FHLBank Pittsburgh’s third quarter 2012 Form 10-Q filing, which the Bank anticipates filing on November 8, 2012. Detailed financial information regarding 2011 is available in the 2011 Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At September 30, 2012, it had 294 members in its district of Delaware, Pennsylvania and West Virginia and approximately $60 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Third Quarter 2012 Results – page five

Unaudited Statements of Condition and Income
(in millions)

Statement of Condition	September 30, 2012	December 31, 2011
ASSETS:
Investments (1)	$18,372.2	$16,639.5
Advances	37,738.6	30,604.8
Mortgage loans held for portfolio, net	3,579.1	3,883.1
All other assets	450.6	866.9

Total assets	$60,140.5	$51,994.3

LIABILITIES:
Consolidated obligations, net	$54,553.8	$46,534.5
All other liabilities	1,955.6	1,796.9

Total liabilities	56,509.4	48,331.4

CAPITAL:
Total capital stock	3,091.7	3,389.9
Retained earnings	511.0	435.3
Accumulated other comprehensive loss	28.4	(162.3)

Total capital	3,631.1	3,662.9

Total liabilities and capital	$60,140.5	$51,994.3

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreement to resell.

	For the three months		For the nine months
	ended September 30,		ended September 30,
Statement of Income	2012	2011	2012	2011
Total interest income	$176.7	$187.1	$547.3	$589.2
Total interest expense	126.7	149.6	405.2	476.5

Net interest income	50.0	37.5	142.1	112.7

Provision (benefit) for credit losses	(0.1)	2.4	—	6.3

Total OTTI losses	—	(0.1)	(2.2)	(3.2)
OTTI losses reclassified from AOCI	(0.2)	(6.1)	(8.8)	(34.3)

Net OTTI losses	(0.2)	(6.2)	(11.0)	(37.5)
All other income (loss)	4.6	(3.0)	8.3	9.6

All other expense	17.8	12.2	52.7	44.2

Income before assessments	36.7	13.7	86.7	34.3

Affordable Housing Program	3.7	1.8	8.7	3.5
REFCORP	—	—	—	3.7

Total assessments	3.7	1.8	8.7	7.2

Net income	$33.0	$11.9	$78.0	$27.1